Exhibit 21.1
SUBSIDIARIES OF THE RMR GROUP INC.

Name	State of Formation, Organization or Incorporation
The RMR Group LLC	Maryland
RMR Licenses Inc.	Maryland
Tremont Realty Capital LLC	Maryland
TRMT Fund LLC	Maryland
TRMT Fund Finance LLC	Delaware
TRMT Fund Lender LLC	Delaware
MPC Partnership Holdings LLC	Georgia
RMR Residential Holdings LLC	Maryland
Carroll Management Group, LLC	Georgia
Carroll Acquisitions, LLC	Georgia
IT Support Solutions Group, LLC	Georgia
ARIUM LLC	Maryland
Carroll Organization, LLC	Georgia
260 Woodstock Investor, LLC	Delaware
Lowry Apartments Colorado LLC	Delaware
MPC Property Holdings IV, LLC	Delaware
MPC Property Holdings V, LLC	Delaware
Carroll Multifamily Holdings VI, LLC	Delaware
Carroll Multifamily Holdings VII, LLC	Delaware